June 13, 2006                       FOR IMMEDIATE RELEASE
                                Contact: Philip Paras, CFO
                (315-926-8100)

PRESS RELEASE

    Seneca Foods Corporation reported net sales for the fiscal year ended March 31, 2006, totaling $883,823,000 versus $864,274,000 for the prior year. The current year’s net earnings were a record $21,993,000 or $1.96 per diluted share, compared with $7,907,000 or $.70 per diluted share, last year. The current year’s earnings performance is the highest in its 57-year history.
    For the quarter ended March 31, 2006, net sales totaled $166,806,000 versus $171,255,000 for the comparable period last year. The current quarter’s net earnings were $8,950,000 or $.80 per diluted share as compared with $2,473,000, or $.23 per diluted share, last year.
    Seneca Foods Corporation is primarily a vegetable processing company with manufacturing facilities located throughout the United States. Its products are sold under the Libby’s®, Aunt Nellie’s Farm Kitchen®, Stokely’s®, READ®, and Seneca® labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, Inc., a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, Inc. under the Green Giant® label. Seneca’s common stock is traded on the Nasdaq National Stock Market under the symbols “SENEA” and “SENEB”.

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings

For the Periods Ended March 31, 2006 and 2005
(In thousands of dollars, except share data)

		Quarter			Annual
	2006		2005	2006		2005

Net sales	$ 166,806		$ 171,255	$ 883,823		$ 864,274

Plant restructuring expense (notes 1 and 2)	$ (169)		$ (1,255)	$ (1,920)		$ (7,678)

Operating income	$ 19,092		$ 7,033	$ 52,357		$ 24,868
Other (expense) income, net (notes 3 and 4)	(273)		381	(1,115)		3,757
Interest expense (net)	3,937		4,289	15,784		16,592
Earnings before income taxes	$ 14,882		$ 3,125	$ 35,458		$ 12,033

Income taxes	5,932		652	13,465		4,126

Net earnings	$ 8,950		$ 2,473	$ 21,993		$ 7,907

Earnings applicable to common stock (note 5)	$ 5,490		$ 1,489	$ 13,448		$ 4,758

Basic earnings per share	$ 0.80		$ 0.23	$ 1.97		$ 0.71

Diluted earnings per share	$ 0.80		$ 0.23	$ 1.96		$ 0.70

Weighted average shares outstanding basic	6,829,331		6,714,497	6,810,661		6,714,472

Weighted average shares outstanding diluted	6,896,721		6,781,887	6,878,051		6,781,862

Note 1: Plant restructuring expense in the current year period of $1,920,000 principally includes a provision for future lease payments of $1,306,000, a cash severance charge of $369,000, and a non-cash impairment charge of $79,000.
These charges involve the phase out of a labeling operation at a leased distribution center in the Northwestern US.
Note 2: Plant restructuring expense in the prior year period of $7,678,000 includes a non-cash impairment charge $6,952,000 and a cash severance charge of $726,000. These charges involved the closure of three processing facilities including a green bean plant in upstate New York and corn plants in Wisconsin and Washington. In addition, the Company restructured the newly acquired Payette, Idaho facility through the removal of canned meat production to focus exclusively on dry beans.
Note 3: Other expense (net) in the current quarter of $273,000 includes a non-cash charge of $143,000 for deferred financing costs related to a reduction in the Company's revolving credit facility from $125 million to $100 million.
Note 4: Other expense (net) in the current year period of $1,115,000 consists of a $1,938,000 non-cash loss on the disposal of property and equipment, a gain on the sale of real estate of $966,000 and a non-cash charge of $143,000 for deferred financing costs related to a reduction in the Company's revolving credit facility from $125 million to $100 million.
Other income in the prior year period of $3,757,000 represents the net effect of a $3,862,000 gain on the sale of Moog Inc. stock, a non-cash charge of $712,000 in deferred financing costs related to a reduction in the Company's revolving credit facility from $200 million to $125 million and a $607,000 gain on the sale of assets.
Note 5: The Company uses the "two-class" method for basic earnings per share by dividing the earnings allocated to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for the each period presented. Average common and participating shares totaled 11,126,181 for the year ended
March 31, 2006.